Exhibit 4.11

EXECUTION VERSION

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT, dated as of the 13th day of November, 2013 (this “Guaranty”), is made by NYSE Euronext Holdings LLC, a Delaware limited liability company (as successor to NYSE Euronext by merger) (the “Guarantor”), in favor of the Guaranteed Parties (as hereinafter defined). Capitalized terms used herein without definition shall have the meanings given to them in the Credit Agreement referred to below.

RECITALS

A. IntercontinentalExchange, Inc., a Delaware corporation (the “Parent Borrower”), ICE Europe Parent Limited, a limited company incorporated under the laws of England and Wales (the “Subsidiary Borrower”, and together with the Parent Borrower, the “Borrowers”), IntercontinentalExchange Group, Inc., a Delaware corporation (“New ICE Parent”), the several lenders from time to time party thereto (the “Lenders”), and Wells Fargo Bank, National Association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), are party to the Credit Agreement, dated as of November 9, 2011 (as amended by the First Amendment and Waiver to Credit Agreement, dated as of September 27, 2013, and as further amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), providing for the availability of certain credit facilities to the Borrowers upon the terms and conditions set forth therein.

B. The Guarantor has agreed to guarantee to the Guaranteed Parties the payment in full of the Guaranteed Obligations (as hereinafter defined). The Borrowers and the Guarantor are engaged in related businesses and undertake certain activities and operations on an integrated basis. The Guarantor will therefore obtain benefits as a result of the extension of credit to the Borrowers under the Credit Agreement, which benefits are hereby acknowledged, and, accordingly, desires to execute and deliver this Guaranty.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, to induce the Lenders to extend credit to the Borrowers under the Credit Agreement, the Guarantor hereby agrees as follows:

1.1 Guaranty.

(i) The Guarantor hereby irrevocably, absolutely and unconditionally, and jointly and severally:

(A) guarantees (a) to the Lenders and the Administrative Agent (together with any Lender (or any Affiliate of any Lender) in the capacity described in clause (b) below, collectively, the “Guaranteed Parties”) the full and prompt payment, at any time and from time to time as and when due (whether at the stated maturity, by acceleration or otherwise), of all Obligations of the Borrowers under the Credit Agreement and the other Credit Documents, including, without limitation, all principal of and interest on the Loans, all fees, expenses, indemnities and other amounts payable by the Borrowers under the Credit Agreement or any other Credit Document (including interest accruing after the filing of a petition or commencement of a case by or with respect to any Borrower seeking relief under any Insolvency Laws (as hereinafter defined), whether or not the claim for such interest is allowed in such proceeding), and all Obligations that, but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, would become due, and (b) to each applicable Lender or Affiliate of any Lender in its capacity as a Hedge Party under any Hedge Agreement that is required or permitted by the Credit Agreement to be entered into by New ICE Parent or any of its Subsidiaries (a “Permitted Hedge Agreement”), all obligations of the New ICE Parent or such Subsidiary under such Permitted Hedge Agreement, in each case under (a) and (b), whether now existing or hereafter created or arising and whether direct or indirect, absolute or contingent, due or to become due (all liabilities and obligations described in this clause (i), collectively, the “Guaranteed Obligations”).

(ii) Notwithstanding the provisions of subsection (i) above and notwithstanding any other provisions contained herein or in any other Credit Document:

(A) no provision of this Guaranty shall require or permit the collection from the Guarantor of interest in excess of the maximum rate or amount that the Guarantor may be required or permitted to pay pursuant to applicable law; and

(B) the liability of the Guarantor under this Guaranty as of any date shall be limited to a maximum aggregate amount (the “Maximum Guaranteed Amount”) equal to the greatest amount that would not render the Guarantor’s obligations under this Guaranty subject to avoidance, discharge or reduction as of such date as a fraudulent transfer or conveyance under applicable federal and state laws pertaining to bankruptcy, reorganization, arrangement, moratorium, readjustment of debts, dissolution, liquidation or other debtor relief, specifically including, without limitation, the Bankruptcy Code and any fraudulent transfer and fraudulent conveyance laws (collectively, “Insolvency Laws”), in each instance after giving effect to all other liabilities of the Guarantor, contingent or otherwise, that are relevant under applicable Insolvency Laws (specifically excluding, however, any liabilities of the Guarantor in respect of intercompany indebtedness to New ICE Parent or any of its Affiliates to the extent that such indebtedness would be discharged in an amount equal to the amount paid by the Guarantor hereunder, and after giving effect as assets to the value (as determined under applicable Insolvency Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of the Guarantor pursuant to (y) applicable law or (z) any agreement (including this Guaranty) providing for an equitable allocation among the Guarantor and other Affiliates of New ICE Parent of obligations arising under guaranties by such parties).

(iii) The guaranty of the Guarantor set forth in this Section is a guaranty of payment as a primary obligor, and not a guaranty of collection. The Guarantor hereby acknowledges and agrees that the Guaranteed Obligations, at any time and from time to time, may exceed the Maximum Guaranteed Amount, in each case without discharging, limiting or otherwise affecting the obligations of the Guarantor hereunder or the rights, powers and remedies of any Guaranteed Party hereunder or under any other Credit Document.

1.2 Guaranty Absolute. The Guarantor agrees that its obligations hereunder are irrevocable, absolute and unconditional, are independent of the Guaranteed Obligations and any security therefor or other guaranty or liability in respect thereof, whether given by the Guarantor or any other Person, and shall not be discharged, limited or otherwise affected by reason of any of the following, whether or not the Guarantor has notice or knowledge thereof:

(A) any change in the time, manner or place of payment of, or in any other term of, any Guaranteed Obligations or any guaranty, security or other liability in respect thereof, or any amendment, modification or supplement to, restatement of, or consent to any rescission or waiver of or departure from, any provisions of the Credit Agreement, any other Credit Document or any agreement or instrument delivered pursuant to any of the foregoing;

(B) the invalidity or unenforceability of any Guaranteed Obligations, any guaranty, security or other liability in respect thereof or any provisions of the Credit Agreement, any other Credit Document or any agreement or instrument delivered pursuant to any of the foregoing;

(C) the addition or release of any other guarantor or the taking, acceptance or release of other guarantees of any Guaranteed Obligations or for any guaranty, security or other liability in respect thereof;

(D) any discharge, modification, settlement, compromise or other action in respect of any Guaranteed Obligations or any guaranty, security or other liability in respect thereof, including any acceptance or refusal of any offer or performance with respect to the same or the subordination of the same to the payment of any other obligations;

(E) any agreement not to pursue or enforce or any failure to pursue or enforce (whether voluntarily or involuntarily as a result of operation of law, court order or otherwise) any right or remedy in respect of any Guaranteed Obligations, any guaranty, security or other liability in respect thereof;

(F) the exercise of any right or remedy available under the Credit Documents, at law, in equity or otherwise in respect of any guaranty, security or other liability for any Guaranteed Obligations, in any order and by any manner thereby permitted;

(G) any bankruptcy, reorganization, arrangement, liquidation, insolvency, dissolution, termination, reorganization or like change in the corporate structure or existence of any Borrower or any other Person directly or indirectly liable for any Guaranteed Obligations;

(H) any manner of application of any payments by or amounts received or collected from any Person, by whomsoever paid and howsoever realized, whether in reduction of any Guaranteed Obligations or any other obligations of any Borrower or any other Person directly or indirectly liable for any Guaranteed Obligations, regardless of what Guaranteed Obligations may remain unpaid after any such application; or

(I) any other circumstance that might otherwise constitute a legal or equitable discharge of, or a defense, set-off or counterclaim available to, the Borrowers, any Guarantor or a surety or guarantor generally, other than the occurrence of all of the following: (x) the payment in full in cash of the Guaranteed Obligations (other than contingent and indemnification obligations not then due and payable), and (y) the termination of the Commitments (the events in clauses (x) and (y) above, collectively, the “Termination Requirements”).

1.3 Certain Waivers. The Guarantor hereby knowingly, voluntarily and expressly waives:

(A) presentment, demand for payment, demand for performance, protest and notice of any other kind, including, without limitation, notice of nonpayment or other nonperformance (including notice of default under any Credit Document with respect to any Guaranteed Obligations), protest, dishonor, acceptance hereof, extension of additional credit to the Borrowers and of any of the matters referred to in Section 1.2 and of any rights to consent thereto;

(B) any right to require the Guaranteed Parties or any of them, as a condition of payment or performance by the Guarantor hereunder, to proceed against, or to exhaust or have resort to any collateral or other security from or any deposit balance or other credit in favor of, any Borrower, any other Guarantor or any other Person directly or indirectly liable for any Guaranteed Obligations, or to pursue any other remedy or enforce any other right; and any other defense based on an election of remedies with respect to any collateral or other security for any Guaranteed Obligations or for any guaranty or other liability in respect thereof, notwithstanding that any such election (including any failure to pursue or enforce any rights or remedies) may impair or extinguish any right of indemnification, contribution, reimbursement or subrogation or other right or remedy of the Guarantor against the Borrowers, any other Guarantor or any other Person directly or indirectly liable for any Guaranteed Obligations or any such collateral or other security;

(C) any right or defense based on or arising by reason of any right or defense of any Borrower or any other Person, including, without limitation, any defense based on or arising from a lack of authority or other disability of any Borrower or any other Person, the invalidity or unenforceability of any Guaranteed Obligations or any Credit Document or other agreement or instrument delivered pursuant thereto, or the cessation of the liability of the Borrowers for any reason other than the satisfaction of the Termination Requirements;

(D) any defense based on any Guaranteed Party’s acts or omissions in the administration of the Guaranteed Obligations, any guaranty, security or other liability in respect thereof or any collateral or other security for any of the foregoing, and promptness, diligence, or any requirement that any Guaranteed Party create, protect, perfect, secure, insure, continue or maintain any Liens in any such security;

(E) any right to assert against any Guaranteed Party, as a defense, counterclaim, crossclaim or set-off, any defense, counterclaim, claim, right of recoupment or set-off that it may at any time have against any Guaranteed Party in respect of the Guaranteed Obligations (including, without limitation, failure of consideration, fraud, fraudulent inducement, statute of limitations, payment, accord and satisfaction and usury), other than compulsory counterclaims and other than the indefeasible payment in full in cash of the Guaranteed Obligations; and

(F) any defense based on or afforded by any applicable law that limits the liability of or exonerates guarantors or sureties or that may in any other way conflict with the terms of this Guaranty.

1.4 No Subrogation. The Guarantor hereby agrees that, until satisfaction of the Termination Requirements, it will not exercise any claim or right that it may have against any Borrower or any other Guarantor at any time as a result of any payment made by the Guarantor under or pursuant to this Guaranty or the performance or enforcement hereof, including any right of subrogation to the rights of any of the Guaranteed Parties against any Borrower or any other Guarantor, any right of indemnity, contribution or reimbursement against any Borrower or any other Guarantor, any right to enforce any remedies of any Guaranteed Party against any Borrower or any other Guarantor, or any benefit of, or any right to participate in, any security held by any Guaranteed Party to secure payment of the Guaranteed Obligations, in each case whether such claims or rights arise by contract, statute (including without limitation any Debtor Relief Law), common law or otherwise. The Guarantor further agrees that if any amount shall be paid to or any distribution received by the Guarantor on account of any such rights of subrogation, indemnity, contribution or reimbursement at any time prior to the satisfaction of the Termination Requirements, such amount or distribution shall be deemed to have been received and to be held in trust for the benefit of the Guaranteed Parties, and shall forthwith be delivered to the Administrative Agent in the form received (with any necessary endorsements in the case of written instruments), to be applied against the Guaranteed Obligations, whether or not matured, in accordance with the terms of the applicable Credit Documents and without in any way discharging, limiting or otherwise affecting the liability of the Guarantor under any other provision of this Guaranty. Additionally, in the event any Borrower or any other Guarantor becomes a “debtor” within the meaning of the Bankruptcy Code, the Administrative Agent shall be entitled, at its option, on behalf of the Guaranteed Parties and as attorney-in-fact for the Guarantor, and is hereby authorized and appointed by the Guarantor, to file proofs of claim on behalf of the Guarantor and vote the rights of the Guarantor in any plan of reorganization, and to demand, sue for, collect and receive every payment and distribution on any indebtedness of any Borrower or any other Guarantor to the Guarantor in any such proceeding, the Guarantor hereby assigning to the Administrative Agent all of its rights in respect of any such claim, including the right to receive payments and distributions in respect thereof.

1.5 Representations and Warranties. The Guarantor hereby represents and warrants to the Guaranteed Parties that, as to itself, all of the representations and warranties relating to it contained in the Credit Agreement qualified as to materiality are true and correct and those not so qualified are true and correct in all material respects.

1.6 Financial Condition of the Borrowers. The Guarantor represents that it has knowledge of each Borrower’s financial condition and affairs and that it has adequate means to obtain from each Borrower on an ongoing basis information relating thereto and to each Borrower’s ability to pay and perform the Guaranteed Obligations, and agrees to assume the responsibility for keeping, and to keep, so informed for so long as this Guaranty is in effect. The Guarantor agrees that the Guaranteed Parties shall have no obligation to investigate the financial condition or affairs of any Borrower for the benefit of the Guarantor or to advise the Guarantor of any fact respecting, or any change in, the financial condition or affairs of any Borrower that might become known to any Guaranteed Party at any time, whether or not such Guaranteed Party knows or believes or has reason to know or believe that any such fact or change is unknown to the Guarantor, or might (or does) materially increase the risk of the Guarantor as guarantor, or might (or would) affect the willingness of the Guarantor to continue as a guarantor of the Guaranteed Obligations.

1.7 Payments; Application; Set-Off.

(i) The Guarantor agrees that, upon the failure of the Borrower to pay any Guaranteed Obligations when and as the same shall become due (whether at the stated maturity, by acceleration or otherwise), and without limitation of any other right or remedy that any Guaranteed Party may have at law, in equity or otherwise against the Guarantor, the Guarantor will, subject to the provisions of Section 1.1(ii), forthwith pay or cause to be paid to the Administrative Agent, for the benefit of the Guaranteed Parties, an amount equal to the amount of the Guaranteed Obligations then due and owing as aforesaid.

(ii) All payments made by the Guarantor hereunder will be made in Dollars to the Administrative Agent, without set-off, counterclaim or other defense and, in accordance with Section 2.17 of the Credit Agreement, free and clear of and without deduction for any Taxes (except as required by applicable law), the Guarantor hereby agreeing to comply with and be bound by the provisions of the Credit Agreement in respect of all payments made by it hereunder. The provisions of Section 2.17 of the Credit Agreement shall apply, mutatis mutandis, with respect to any payments made by the Guarantor hereunder; provided, however, that no Guaranteed Party shall be entitled to receive any amounts pursuant to this Section 1.7(ii) (after deduction or withholding of any applicable Taxes) in excess of the amounts to which such Guaranteed Party would be entitled to receive pursuant to Section 2.17 of the Credit Agreement (after deduction or withholding of any applicable Taxes).

(iii) All payments made hereunder shall be applied in accordance with the provisions of Section 2.13(e) of the Credit Agreement. For purposes of applying amounts in accordance with this Section, the Administrative Agent shall be entitled to rely upon any Guaranteed Party that has entered into a Permitted Hedge Agreement with New ICE Parent or any of its Subsidiaries for a determination (which such Guaranteed Party agrees to provide or cause to be provided upon request of the Administrative Agent) of the outstanding Guaranteed Obligations owed to such Guaranteed Party under any such Permitted Hedge Agreement. Unless it has actual knowledge (including by way of written notice from any such Guaranteed Party) to the contrary, the Administrative Agent, in acting hereunder, shall be entitled to assume that no Permitted Hedge Agreements or Guaranteed Obligations in respect thereof are in existence between any Guaranteed Party and New ICE Parent or any of its Subsidiaries. If any Lender or Affiliate

thereof that is a party to a Permitted Hedge Agreement with New ICE Parent or any of its Subsidiaries (the obligations of such Person under which are Guaranteed Obligations) ceases to be a Lender or Affiliate thereof, such former Lender or Affiliate thereof shall nevertheless continue to be a Guaranteed Party hereunder with respect to the Guaranteed Obligations under such Permitted Hedge Agreement.

(iv) Upon and at any time after the occurrence and during the continuance of any Event of Default, each Guaranteed Party, and each of their respective Affiliates, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency), at any time held and other obligations (in whatever currency) at any time owing by such Guaranteed Party or any such Affiliate to or for the credit or the account of the Guarantor (other than customer deposits, security deposits and other monies, instruments and accounts held by the Guarantor in trust for or for the benefit of others) against any and all of the obligations of the Guarantor now or hereafter existing under this Guaranty or any other Credit Document to such Guaranteed Party, irrespective of whether or not such Guaranteed Party shall have made any demand under this Guaranty or any other Credit Document and although such obligations of the Guarantor may be contingent or unmatured or are owed to a branch, office or Affiliate of such Guaranteed Party different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Guaranteed Party, and their respective Affiliates, under this subsection are in addition to other rights and remedies (including other rights of setoff) that such Guaranteed Parties or their respective Affiliates may have. Each Guaranteed Party agrees to notify New ICE Parent and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

1.8 No Waiver. The rights and remedies of the Guaranteed Parties expressly set forth in this Guaranty and the other Credit Documents are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise. No failure or delay on the part of any Guaranteed Party in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Default or Event of Default. No course of dealing between the Guarantor and the Guaranteed Parties or any Related Party thereof shall be effective to amend, modify or discharge any provision of this Guaranty or any other Credit Document or to constitute a waiver of any Default or Event of Default. No notice to or demand upon the Guarantor in any case shall entitle the Guarantor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of any Guaranteed Party to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

1.9 Enforcement. The Guaranteed Parties agree that, except as provided in Section 1.7(iv), this Guaranty may be enforced only by the Administrative Agent, acting upon the instructions or with the consent of the Required Lenders as provided for in the Credit Agreement, and that no Guaranteed Party shall have any right individually to enforce or seek to enforce this Guaranty or to secure the payment and performance of the Guarantor’s obligations hereunder. The obligations of the Guarantor hereunder are independent of the Guaranteed

Obligations, and a separate action or actions may be brought against the Guarantor whether or not action is brought against the Borrowers or any other Guarantor and whether or not the Borrowers or any other Guarantor is joined in any such action. The Guarantor agrees that to the extent all or part of any payment of the Guaranteed Obligations is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid under any Insolvency Laws, or otherwise (the amount of any such payment, a “Reclaimed Amount”), then, to the extent of such Reclaimed Amount, this Guaranty shall continue in full force and effect or be revived and reinstated, as the case may be, as to the Guaranteed Obligations intended to be satisfied as if such payment had not been received; and the Guarantor acknowledges that the term “Guaranteed Obligations” includes all Reclaimed Amounts that may arise from time to time.

1.10 Amendments, Waivers, etc. No amendment, modification, waiver, discharge or termination of, or consent to any departure by the Guarantor from, any provision of this Guaranty, shall be effective unless in a writing signed by the Administrative Agent and such of the Lenders as may be required under the provisions of the Credit Agreement to concur in the action then being taken, and then the same shall be effective only in the specific instance and for the specific purpose for which given.

1.11 Automatic Release in Certain Circumstances. Notwithstanding anything else herein to the contrary, this Guaranty shall be automatically released, upon the written request of the Parent Borrower, provided that the Guarantor has been released and discharged (or will be released and discharged concurrently with the release of the Guarantor under this Guaranty) in accordance with Section 5.10(b) of the Credit Agreement.

1.12 Addition, Release of Guarantors. The Guarantor recognizes that the provisions of the Credit Agreement require Subsidiaries of New ICE Parent in certain circumstances to guaranty the Guaranteed Obligations, and agrees that its obligations hereunder shall not be discharged, limited or otherwise affected by reason of the same, or by reason of the Administrative Agent’s actions in effecting the same or in releasing any such Subsidiary Guarantor, in each case without the necessity of giving notice to or obtaining the consent of the Guarantor.

1.13 Continuing Guaranty; Term; Successors and Assigns; Assignment; Survival. This Guaranty is a continuing guaranty and covers all of the Guaranteed Obligations as the same may arise and be outstanding at any time and from time to time from and after the date hereof, and shall (i) remain in full force and effect until satisfaction of all of the Termination Requirements, (ii) be binding upon and enforceable against the Guarantor and its successors and assigns (provided, however, that the Guarantor may not sell, assign or transfer any of its rights, interests, duties or obligations hereunder without the prior written consent of the Lenders (except in connection with a transaction permitted under Section 7.1 of the Credit Agreement in accordance with the terms thereof)) and (iii) inure to the benefit of and be enforceable by each Guaranteed Party and its successors and permitted assigns. Without limiting the generality of clause (iii) above, any Guaranteed Party may, in accordance with the provisions of the Credit Agreement, assign all or a portion of the Guaranteed Obligations held by it (including by the sale of participations), whereupon each Person that becomes the holder of any such Guaranteed Obligations shall (except as may be otherwise agreed between such Guaranteed Party and such

Person) have and may exercise all of the rights and benefits in respect thereof granted to such Guaranteed Party under this Guaranty or otherwise. The Guarantor hereby irrevocably waives notice of and consents in advance to the assignment as provided above from time to time by any Guaranteed Party of all or any portion of the Guaranteed Obligations held by it and of the corresponding rights and interests of such Guaranteed Party hereunder in connection therewith. All representations, warranties, covenants and agreements herein shall survive the execution and delivery of this Guaranty.

1.14 Governing Law; Consent to Jurisdiction.

(i) This Guaranty shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules).

(ii) The Guarantor irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of courts of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York, and any appellate court thereof, in any action or proceeding arising out of or relating to this Guaranty or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such state court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty or in any other Credit Document shall affect any right that any Guaranteed Party may otherwise have to bring any action or proceeding relating to this Guaranty or any other Credit Document against the Guarantor or its properties in the courts of any jurisdiction.

(iii) The Guarantor irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Guaranty or any other Credit Document in any court referred to in Section 1.13(ii). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(iv) Each of the parties hereto hereby irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 1.15, and irrevocably agrees that service so made shall be effective and binding upon such party in every respect. Nothing in this Section shall affect the right of any party to serve legal process in any other manner permitted by law.

1.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

1.16 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows: (a) if to the Guarantor, in care of the New ICE Parent and at the New ICE Parent’s address for notices set forth in the Credit Agreement, and (b) if to any Guaranteed Party, at its address for notices set forth in the Credit Agreement; in each case, as such addresses may be changed from time to time pursuant to the Credit Agreement, and with copies to such other Persons as may be specified under the provisions of the Credit Agreement. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in the Credit Agreement shall be effective as provided therein.

1.17 Severability. To the extent any provision of this Guaranty is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Guaranty in any jurisdiction.

1.18 Construction. The headings of the various sections and subsections of this Guaranty have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof. Unless the context otherwise requires, words in the singular include the plural and words in the plural include the singular.

1.19 Counterparts; Effectiveness. This Guaranty may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Guaranty shall become effective upon the execution and delivery by the Guarantor of a counterpart hereof.

IN WITNESS WHEREOF, the parties have caused this Guaranty to be executed under seal by their duly authorized officers as of the date first above written.

NYSE EURONEXT HOLDINGS LLC

By:	/s/ SCOTT A. HILL
Name:	Scott A. Hill
Title:	Special Vice President and Chief
Financial Officer

Accepted and agreed to:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ G. MENDEL LAY, JR.
Name:	G. Mendel Lay, Jr.
Title:	Senior Vice President